[DESCRIPTION]TOLLYCRAFT YACHT CORPORATION   8-K   10-26-96
[TEXT]

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                             UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549




                               FORM 8-K



                           CURRENT REPORT PURSUANT
                        TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): OCTOBER 14, 1996

                            Tollycraft Yacht Corporation
         (Exact name of registrant as specified in its charter)

                                  Minnesota
               (State or other jurisdiction of incorporation)

 0-21087                                           41-1735422
(Commission File Number)                    (I.R.S. Employer
                                          Identification No.)


         2200 Clinton Avenue, Kelso, Washington  98626
 (Address of principal executive offices, including Zip Code)

                            (360) 423-5160
        (Registrant's telephone number, including Area Code)

                             NOT APPLICABLE
 (Former name or former address, if changed since last report)

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Item 1. Changes in Control of Registrant.

     Effective October 14, 1996, Peter D. Hobbs finished consumating a Voting Trust Agreement whereby he became the Voting Trustee over an aggregate of 36,210,782 shares of common stock of the Registrant. Inclusive of the shares held in the Voting Trust, Mr. Hobbs now beneficially owns 72 % of the common stock of the Registrant. The following persons placed all the shares presently owned by them into the Voting Trust: Thomas Eden, E.M. Morgan, Thomas Eden, Tracy Eden, Aja Lesh, Peter Rapid Corp, Playco, Inc., Roy G. Getty, A.P. Tulleners, Dale Buteyn, Jr., David Tubbs, James O Keefe. Concurrent with said Voting Trust Agreement, Peter Hobbs has acquired assignable options to purchase the stock which is subject to the voting trust agreement.

     On October 14, 1996, pursuant to a resolution of the board of directors, Peter D. Hobbs was appointed a Director, filling a vacancy on the Board of Directors. He also became the Chairman of the Board of Directors of the Registrant.

     The foregoing transactions were the result of negotiations by the board of directors and the participating shareholders with Peter Hobbs. The consideration used by Peter Hobbs to become the Voting Trustee and acquire said options was the promise to use his financial and management expertise as a positive force in accomplishing the objectives of the Registrant.

Item 5. Other Events.

     On October 15, 1996, the Registrant authorized the sale of 5,000,000 common shares to Gemini Financial Services for $2,000,000 in a Regulation S transaction.

     Effective October 14, 1996, Roy Getty and Tonny Tulleners resigned as Directors of the Registrant.

Item 7. Financial Statements and Exhibits.

    (c) Exhibits

  (9) Voting trust agreement and amendments.

                                            SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 1996        TOLLYCRAFT YACHT CORPORATION
                                By: /s/ Peter D. Hobbs
                                _____________________________
                                Peter D. Hobbs, Chairman